UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2023

KUBIENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39441	82-1808844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 7th Avenue, 8th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

(800) 409-9456
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KBNT	Nasdaq
Common Stock Purchase Warrants	KBNTW	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 2, 2023, Kubient, Inc. (the “Company”) reduced expenses by implementing an approximately 36% reduction in the Company’s workforce, or 4 people. The reduction in workforce is intended to reduce the Company’s operating costs in connection with the implementation of the Company’s strategic initiatives to maximize its working capital in advance of its merger with Adomni, Inc.

The Company expects to recognize restructuring charges in connection with the workforce reduction plan with respect to severance payments and benefits. Severance and benefit continuation charges are estimated to be approximately $320,000 and are expected to be recognized primarily in the fourth quarter of 2023. The Company expects the organizational change will reduce current annualized payroll and benefit expenses by approximately $1,000,000.

Forward-Looking Statements Disclaimer

The disclosure contained in this Item 2.05 contains forward-looking statements concerning the expected charges and costs associated with the reduction in workforce as well as the Company’s strategic initiatives plans. These forward-looking statements involve risks and uncertainties. Facts that could cause actual results to differ materially from the statements included in this Item 2.05 disclosure include difficulties encountered in implementing the planned workforce reductions such as litigation or other claims arising out of the reduction. Further information on potential factors that could affect the Company’s future financial results are included in the Company’s Registration Statement on Form S-1 filed with the SEC on December 21, 2020.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Zemel Separation Agreement

On October 2, 2023 (the “Separation Date”), as part of the reduction in workforce plan describer above in Item 2.05, the Company terminated the employment of Leon Zemel as Chief Products Officer of the Company without cause.

In connection with Mr. Zemel’s departure, the Company plans to enter into a separation agreement and general release (the “Separation Agreement”) with Mr. Zemel that will include the severance payments and other benefits to which Mr. Zemel is entitled pursuant to his current employment agreement with the Company. Pursuant to the Separation Agreement, Mr. Zemel will receive severance equal to six months of Mr. Zemel’s base salary in effect on the Separation Date, in the total gross amount of $195,000, less applicable taxes and withholdings, payable in equal installments over a six-month period, and reimbursement of COBRA premiums for healthcare insurance coverage for up to six months to the extent Mr. Zemel is eligible for and elects COBRA coverage. In addition, under the terms of the Separation Agreement, all of Mr. Zemel’s unvested shares of common stock of the Company granted to him under the Company’s 2021 Equity Incentive Plan and the applicable award agreements would vest in full on the Separation Date, and Mr. Zemel would remain eligible to receive an annual performance bonus equal to 20% of his base salary, as pro rated to the period ending on the Separation Date. The Company’s proposed Separation Agreement also contains a general release of claims by Mr. Zemel, as well as customary cooperation clause in order to ensure a smooth transition after Mr. Zemel’s departure.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Special Committee Compensation

As disclosed on its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 22, 2023, the Board formed a special committee (the “Special Committee”) arising from its internal investigation conducted by outside legal counsel. On October 5, 2023, the Board approved cash compensation for each member of the Special Committee of $5,000 per month for the each of October 2023 and November 2023, and $2,500 per month for each month thereafter while the Special Committee remains in existence. Such consideration is in addition to the consideration paid to the Special Committee members pursuant to the Company’s 2022 Non-Employee Director Policy, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release with Leon Zemel.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUBIENT, INC.

Dated: October 6, 2023	By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse
Interim Chief Executive Officer